ASSIGNMENT AND ASSUMPTION AGREEMENT

(Custody Agreement)

          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is entered into effective as of the 23rd day of February, 2012, by and between The Lifetime Achievement Fund, Inc. (the “Assignor”), a Maryland corporation, Northern Lights Fund Trust III (“Assignee”), on behalf of itself and the Lifetime Achievement Fund (the “Fund”) a series of the Assignee, and UMB Bank, n.a., a national banking association with its principal place of business in Kansas City, Missouri (“Custodian”).

          WHEREAS, Assignor and Assignee, have entered into an Agreement and Plan of Reorganization and Termination, dated as of January 20, 2012 (the "Reorganization Agreement”); and

          WHEREAS, pursuant to the Reorganization Agreement the assets of Assignor will be transferred to the Fund; and

          WHEREAS, Custodian and Assignor have entered into the Custody Agreement dated March 21, 2003, as amended (the “Custody Agreement”) and the Rule 17f-5 Delegation Agreement effective as of August 16, 2010 (the “Delegation Agreement” and when combined with the Custody Agreements, the “UMB Agreements”), each of which require the consent of the Custodian to be assigned; and

          WHEREAS, Assignor desires to transfer its rights and obligations, and Assignee desires to accept such rights and obligations, upon the conditions set forth herein.

          NOW, THEREFORE, in accordance with the terms of the UMB Agreements, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.   Assignor hereby does transfer and assign unto Assignee all of Assignor's rights, obligations, interests and liabilities under the UMB Agreements.

2.  For and in consideration of the assignment hereunder, Assignee hereby assumes all of Assignor's rights, obligations, interests and liabilities under the UMB Agreements to the same extent as though it had originally been named as a party thereto and agrees to observe, perform and fulfill all the terms and conditions of the UMB Agreements to the same extent as if it had been originally named as a party thereto on behalf of itself and the Fund.

3.   UMB hereby consents to such assignment upon the terms set forth herein.

4.  Any notices, requests, instructions and other writings to the Assignee pursuant to the UMB Agreements should be delivered to:

Northern Lights Fund Trust III

4020 South 147th Street

Omaha, NE  68137

Attn: President

5.  This Agreement shall be binding upon, and inure to the benefit of, Assignor, Assignee and UMB, and their respective successors and assigns.

6.   This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to conflicts of law principles.

7.   This Agreement may be executed in one or more counterparts, each of which is an original and all of which constitute the Assignment.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment and Assumption Agreement effective as of the date first set forth above.

                          ASSIGNOR:

  LIFETIME ACHIEVEMENT FUND, INC.

  Signature: ___/s/ Aron Huddleston_________

  Print Name:___Aron Huddleston___________

Title: __Portfolio Manager________________

ASSIGNEE:

 NORTHERN LIGHTS FUND TRUST III, on behalf of itself and the Fund

  Signature: ___/s/ Andrew Rogers____________

  Print Name:___Andrew Rogers______________

Title: _______President_________________

 UMB BANK, N.A.

  Signature: _____________________________

  Print Name:____________________________

Title: _________________________________